TERMINATION AGREEMENT
                              ---------------------

     THIS TERMINATION AGREEMENT (the "Agreement"), made as of this 20th day of August, 2002, by and between EDISON CONTROLS CORPORATION, a New Jersey corporation (the "Company"), and Mary E. McCormack ("McCormack").

                                   BACKGROUND
                                   ----------

     A. McCormack and the Company executed an Employment Agreement, dated as of February 1, 1995 (the "Employment Agreement"), and a Stock Option Agreement, dated as of February 1, 1995 (the "Option Agreement"), pursuant to which, among other things, McCormack was (i) employed by the Company as its Chief Executive Officer and served on the Company's Board of Directors, and (ii) granted an option to purchase 200,000 shares of common stock of the Company pursuant to the Company's 1986 Stock Option Plan, as amended (the "Option").

     B. McCormack and the Company executed a letter agreement, dated as of October 17, 1997 (the "Letter Agreement"), pursuant to which, among other things, the parties agreed that the term of McCormack's employment with the Company pursuant to the Employment Agreement would expire on March 31, 1998, and that the Employment Agreement, except as expressly modified by the Letter Agreement, would remain in full force and effect.

     C. Pursuant to Sections 4(d) and 7(a)(ii) of the Option Agreement, McCormack is entitled to exercise the Option at any time prior to March 31, 2003.

     D. McCormack and the Company desire to terminate (i) the Option Agreement;
(ii) the Letter Agreement; and (iii) all terms and conditions of the Employment Agreement remaining in effect immediately prior to the execution of this Agreement, all in exchange for the consideration set forth herein.

                                    AGREEMENT
                                    ---------

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

     1. Termination of Agreements. McCormack and the Company agree that (i) the Option Agreement; (ii) the Letter Agreement; and (iii) all terms and conditions of the Employment Agreement remaining in effect immediately prior to the execution of this Agreement are hereby terminated and are of no further force or effect, and that neither party has any further rights or obligations thereunder or pursuant thereto.

     2. Payment to McCormack. In consideration of McCormack's covenants and agreements contained in this Agreement, within three (3) business days of the date hereof, the Company shall pay to McCormack the amount of $800,000 as a termination fee.

     3. Release. McCormack, for herself and her heirs, assigns, executors, administrators, personal representatives and other successors, and in any and all capacities including, without limitation, as an individual, shareholder, former employee and former director of the Company, does herewith now and forever remise, release and discharge the Company and its present and former affiliates, officers, directors, employees or agents from any and all claims, demands, actions, suits, liabilities and causes of action of any kind and nature whatsoever, fixed or contingent, known or unknown, which any of them or any person claiming through or under McCormack ever had or now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of, or incurred with respect to acts or omissions to act of all nature and kind whatsoever through the time of the execution of this Agreement.

     4. Confidentiality. McCormack recognizes and acknowledges that Confidential Information (as defined below) with respect to the Company's business methods, systems, plans and policies which she has heretofore received or obtained as an employee and/or director of the Company, is a valuable and unique asset of the Company. Accordingly, McCormack shall not at any time disclose, use, furnish or make accessible to any person or entity Confidential Information acquired by McCormack, including, without limitation, Confidential Information that relates to the Company's management, financial condition, strategies, subscription mailing or customer lists, sources of supply, subcontractors, business, personnel, policies, prospects, business practices, business plans, methods, processes, equipment, or other confidential, proprietary or secret aspects of any business conducted or proposed to be conducted by the Company (individually and collectively, "Confidential Information") without prior written consent from the Company, unless such Confidential Information shall have become public knowledge other than by being divulged or made accessible by McCormack in breach of this Section 4. This Section 4 shall not preclude McCormack from disclosure of such Confidential Information as may be required by any applicable law, regulation or directive of any governmental agency, court or other authority having jurisdiction in the matter, or in the proper course of conduct of the Company business. In the event that any person seeks legally to compel McCormack to disclose Confidential Information, McCormack shall promptly provide the Company with notice so that the Company may have opportunity to seek a protective order or other appropriate remedy. McCormack shall promptly return to the Company all memoranda, notes, rolodex or similar listings, reports, records, computer disks and other documents made or compiled by McCormack, or made available to McCormack, which describe, contain or concern any Confidential Information. Return of such information and materials shall in no event relieve McCormack of any obligations of confidentiality contained herein respecting such Confidential Information.

     5. Equitable Relief for Violations. McCormack hereby agrees that the provisions and restrictions contained in Section 4 are necessary to protect the legitimate continuing business interests of the Company, and that any violation or breach of such Section will result in irreparable injury to the Company for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of Section 4.

     6. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Once executed by the parties hereto, this Agreement shall be irrevocable.

     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein.

     8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   EDISON CONTROLS CORPORATION


                                   By: /s/ Alan J. Kastelic
                                      ----------------------------------
                                      Alan J. Kastelic
                                      Chief Executive Officer


                                   /s/ Mary E. McCormack
                                   -------------------------------------
                                   Mary E. McCormack



                                       3